Exhibit 99.1

NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 201-808-8400

Champions Oncology Reports Results for the Second Quarter Ended October 31, 2014

Hackensack, NJ – December 12, 2014 – Champions Oncology, Inc. (OTC: CSBR), engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, today announced its financial results for the second quarter ended October 31, 2014.

Second Quarter and Recent Business Highlights:

•	Procured 95 new patient implants
•	Strong bookings of new TOS studies from existing and new customers
•	Released new version of TumorGraft Database
•	Signed first study utilizing new ImmunoGrafts with a major pharmaceutical company
•	Presented at the Connective Tissue Oncology Society Annual Meeting and 2014 Chicago Multidisciplinary Symposium in Thoracic Oncology

Joel Ackerman, Champions Oncology CEO, stated, “The second quarter of 2015 was an inflection point for the Company as we expanded its customer base and showed continued scaling of the business. The investments we made over the last few quarters in the Champions TumorBank and our commercial infrastructure and people is paying off. These results are not yet demonstrated in our financial statements but the leading indicators are very strong.”

Financial Results

For the second quarter of 2015, revenue was $1.9 million, as compared to $2.4 million for the three months ended October 31, 2013, a decrease of $.5 million or 21.0%. For the six months ended October 31, 2014, revenue was $3.8 million as compared to $5.4 million for the six months ended October 31, 2013, a decrease of 29.8%. Total operating expenses for the second quarter 2015 were $5.5 million, as compared to $4.1 million for the three months ended October 31, 2013, an increase of 35.8%. For the six months ended October 31, 2014, total operating expense was $11.2 million as compared to $7.9 million for the six months ended October 31, 2013, an increase of 42%.

For the second quarter of 2015, Champions reported a loss from operations of $3.7 million as compared to a loss from operations of $1.7 million for the three months ended October 31, 2013. Excluding stock-based compensation of $0.8 million and $0.5 million for the three months ended October 31, 2014 and 2013, Champions recognized a net loss of $2.9 million and $1.2 million respectively.

Operating Results

Personalized Oncology Solutions (POS):

The number of implants during the quarter was 95 consisting of 61 commercial implants and 34 implants from research partnerships and trials. Total implants increased 36% over the same period last year with a 127% increase in implants from research partnerships. The increase in research implants was the result of increased number of partnerships with academic medical centers. These implants will continue to enable Champions to accelerate the growth of its TumorBank which will further the Company’s efforts to build our platform to scale.

POS revenue was $0.45 million and $0.62 million for the three months ended October 31, 2014 and 2013, respectively, a decrease of $0.17 million or 27.5%. Core revenue from its TumorGraft technology platform decreased $0.15 million. This decrease is due to a 17% decline in implant revenue resulting from discounts given to acquire strategic tumors for our TumorBank and a reduction in the number of tests per panel.

POS cost of sales was $0.76 million and $0.73 million for the three months ended October 31, 2014 and 2013, respectively, an increase of $30,000 or 3.7%. For the three months ended October 31, 2014 and 2013, gross margins for POS were negative (67.9)% and (17.5)%, respectively. The decline in gross margin is attributed to the decline in POS revenue and a large fixed cost component to the cost of sales.

Translational Oncology Solutions (TOS):

TOS revenues were $1.4 million and $1.8 million for the three months ended October 31, 2014 and 2013, respectively, a decrease of $0.4 million, or 18.8%. The decline is due to a longer conversion time to recognize revenue from ongoing studies.

TOS cost of sales was $0.96 million and $0.70 million for the three months ended October 31, 2014 and 2013, respectively, an increase of $0.26 million, or 37.5%. For the three months ended October 31, 2014 and 2013, gross margins for TOS were 32.9% and 60.3%, respectively. Gross margin for the quarter ended October 31, 2014 was below usual because of the slower revenue recognition against the incurred TOS cost of sales.

Research and development expense was $1.2 million and $0.7 million for three months ended October 31, 2014 and 2013, respectively, an increase of $0.6 million, or 84.4%. This increase reflects the increased investment in characterizing the TumorBank. Sales and marketing expense for the three months ended October 31, 2014 and 2013 was $1.2 million and $0.7 million respectively. The increase was the result of the expansion of the TOS sales force. General and administrative expense for the three months ended October 31, 2014 and 2013 was $1.4 million and $1.3 million, respectively.

Conference Call Information

The Company will host a conference call today at 9:00 a.m. EDT (6:00 a.m. PDT) to discuss its second quarter 2015 financial results. To access the conference call, domestic participants should dial 800-875-3456, Canadian participants should dial 800-648-0973, and international participants should dial 302-607-2001. The participant passcode is “Champions Oncology.”

Full details of the Company’s financial results will be available Monday, December 15, 2014 in the Company’s Form 10-Q at www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP net loss to non-GAAP net loss for an explanation of the amounts excluded to arrive at non-GAAP net loss and related non-GAAP net loss per share amounts for the three months ended July 31, 2014 and 2013. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net loss and non-GAAP net loss per share are not, and should not be viewed as a substitute for similar GAAP items. Champions’ defines non-GAAP dilutive loss per share amounts as non-GAAP net loss divided by the weighted average number of diluted shares outstanding. Champions’ definition of non-GAAP net loss and non-GAAP diluted loss per share may differ from similarly named measures used by others.

About Champions Oncology, Inc.

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Company’s TumorGraft technology platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for two customer groups: Personalized Oncology Solutions, in which results help guide the development of personalized treatment plans, and Translational Oncology Solutions, in which pharmaceutical and biotechnology companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through Champions’ Personalized Oncology Solutions business. For more information, please visit www.championsoncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2014 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.

(Dollars in thousands except per share amounts)

Reconciliation of GAAP to Non-GAAP Net Loss (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 30,
	2014	2013	2014	2013
Net loss - GAAP	$(3,078)	$(2,318)	$(6,684)	$(4,556)
Less:
Stock-based compensation	820	476	1,627	1,028
Net loss - non-GAAP	$(2,258)	$(1,842)	$(5,057)	$(3,528)

Reconciliation of Basic GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 30,
	2014	2013	2014	2013
Basic EPS - GAAP	$(0.05)	$(0.03)	$(0.10)	$(0.07)
Less:
Effect of stock-based compensation on EPS	0.01	0.01	0.02	0.02
Basic EPS - non-GAAP	$(0.04)	$(0.02)	$(0.08)	$(0.05)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 30,
	2014	2013	2014	2013
POS operating revenue	$452	$623	$792	$1,245
TOS operating revenue	1,430	1,760	3,001	4,158
Total operating revenue	$1,882	$2,383	$3,793	$5,403

Cost of POS	759	732	1,516	1,525
Cost of TOS	960	698	1,924	1,576
Research and development	1,249	677	2,663	1,079
Sales and marketing	1,203	698	2,246	1,340
General and administrative	1,377	1,279	2,831	2,355

Loss from Operations	$(3,666)	$(1,701)	$(7,387)	$(2,472)

Other Income (Expense)	598	(614)	718	(2,078)

Net Loss before income tax expense	$(3,068)	$(2,315)	$(6,669)	$(4,550)
Income taxes	10	3	15	6
Net Loss	$(3,078)	$(2,318)	$(6,684)	$(4,556)

Condensed Consolidated Balance Sheets as of (Unaudited)

	October 31,	April 30,
	2014	2014
Cash and cash equivalents	$575	$5,891
Accounts receivable	1,115	1,325
Other current assets	393	383
Total current assets	2,083	7,599

Restricted cash	164	165
Property and equipment, net	395	434
Goodwill	669	669
Total assets	$3,311	$8,867

Accounts payable and accrued liabilities	$2,178	$1,568
Deferred revenue	1,760	2,091
Total current liabilities	3,938	3,659

Warrant liability	1,231	2,011
Stockholders’ equity	(1,858)	3,197
Total liabilities and stockholders’ equity	$3,311	$8,867

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
	October 31,
	2014	2013
Cash flows from operating activities:
Net Loss	$(6,684)	$(4,556)
Adjustments to reconcile net cash used in operations:
Stock-based compensation expense	1,627	1,028
Depreciation expense	110	102
Change in fair value of warrant liability	(780)	2,048
Changes in operating assets and liabilities	480	(524)
Net cash used in operating activities	(5,247)	(1,902)

Cash flows from investing activities:
Purchases of property and equipment	(71)	(76)
Net cash used in investing activities:	(71)	(76)

Cash flows from financing activities:
Proceeds from financing activities	2	9
Net cash provided by financing activities:	2	9

Exchange rate effect on cash and cash equivalents	-	(20)
Increase (decrease) in cash and cash equivalents	(5,316)	(1,989)
Cash and cash equivalents, beginning of period	5,891	9,561
Cash and cash equivalents, end of period	$575	$7,572